Exhibit 99.1

Sonida Senior Living Announces Third Quarter 2025 Results

DALLAS, Texas – November 10, 2025 – Sonida Senior Living, Inc. (the “Company,” “Sonida,” “we,” “our,” or “us”) (NYSE: SNDA), a leading owner, operator and investor of senior housing communities, today announced its results for the third quarter ended September 30, 2025.

“In the third quarter, total portfolio community NOI grew approximately 21%, driven by solid rent growth and strong results in the acquisition portfolio,” said Brandon Ribar, President and CEO. “In the same-store portfolio, occupancy achieved its highest levels post-Covid at 87.7%, with end of October spot occupancy reaching 89.0%. Execution on our acquisition strategy continued in September with the addition of a high-quality senior housing community in the Dallas-Fort Worth market, bringing Sonida’s total portfolio to 21 assets in Texas, furthering regional densification. We made our most significant step to date in executing our inorganic growth strategy, with the recently announced strategic merger with CNL Healthcare Properties, Inc., which is expected to close late in the first quarter or early in the second quarter of 2026. This transaction represents an inflection point in our pursuit of growing a best-in-class owner-operator platform with significant value creation to shareholders. Finally, I would like to acknowledge the entire Sonida team for their tireless work, not only on their tremendous execution, but in keeping the care and services provided to our residents as our guiding light.”

Third Quarter and Other 2025 Highlights
•Resident revenue increased $17.6 million, or 26.3%, comparing Q3 2025 to Q3 2024.
•Weighted average occupancy for the Company’s same-store portfolio increased 90 basis points to 87.7% in Q3 2025 from 86.8% in Q2 20251.
•Net loss attributable to Sonida shareholders for Q3 2025 was $26.9 million, as compared to net loss attributable to Sonida shareholders $13.8 million in Q3 2024.
•Q3 2025 Adjusted EBITDA, a non-GAAP measure, was $13.2 million, as compared to $10.1 million in Q3 2024, representing an increase of $3.1 million, or 30.7%, year-over-year.
•Cash flows from operations totaled $24.8 million for the nine months ended September 30, 2025, which increased by $23.4 million year-over-year.
•Results for the Company’s same-store portfolio2 of 55 communities were as follows:
◦Q3 2025 vs. Q3 2024:
▪Revenue Per Available Unit (“RevPAR”) increased 5.4% to $3,817.
▪Revenue Per Occupied Unit (“RevPOR”) increased 4.7% to $4,353.
▪Q3 2025 Community Net Operating Income, a non-GAAP measure, increased $0.4 million to $16.1 million, representing an increase of 2.5%.2
▪Community Net Operating Income Margin, a non-GAAP measure, was 27.3% as compared to 28.0% for Q3 2024.2
◦Q3 2025 vs. Q2 2025:
▪RevPAR increased 80 basis points to $3,817.
▪RevPOR decreased 20 basis points to $4,353.
▪Community Net Operating Income, a non-GAAP measure, decreased $0.6 million to $16.1 million.2
▪Community Net Operating Income Margin, a non-GAAP measure, was 27.3% as compared to 28.6% for Q2 2025.2
◦Year-to-date 2025 vs. year-to-date 2024:
•RevPAR increased 6.0% to $3,766.
•RevPOR increased 4.9% to $4,319.
•Community Net Operating Income, a non-GAAP measure, increased $3.8 million, or 8.4% to $48.9 million.2
•Community Net Operating Income Margin, a non-GAAP measure, was 28.0% as compared to 27.4% for year-to-date Q3 2024.2

•In September 2025, the Company acquired one senior housing community (98 units) located in Texas.
•In August 2025, the Company entered into a senior secured term loan of $137.0 million (“2025 Ally Term Loan”) with Ally Bank which provided an initial term loan advance on the closing date of $122.0 million on 19 communities. Two additional draws of $7.5 million each will become available subject to achieving certain debt yields and debt service coverages ratios. The 2025 Ally Term Loan has a 36-month maturity date (with two one-year extensions) and a variable interest rate of one-month SOFR plus a 2.65% margin (subject to a performance-based stepdown to a 2.45% margin).

Subsequent Event Highlights - Strategic Merger Agreement with CNL Healthcare
•On November 4, 2025, the Company entered into a definitive agreement and plan of merger (the “Merger Agreement”) with CNL Healthcare Properties, Inc., (“CHP”) and its affiliates, a public non-traded real estate investment trust which owns a national portfolio of 69 high-quality senior housing communities. Under the terms of the Merger Agreement, Sonida will acquire 100% of the outstanding common stock of CHP in a stock and cash transaction valued at approximately $1.8 billion, which equates to $6.90 per share of CHP, with approximately 66% of the consideration expected to be in the form of newly issued Sonida common stock and 34% in cash. Specifically, each share of CHP common stock will be converted into $2.32 in cash and a number of shares of Sonida common stock, determined by dividing (a) $4.58 by (b) the volume weighted average price (“VWAP”) of Sonida common stock during a measurement period prior to closing of the transaction and subject to a collar of 15% below the reference price ($22.73) and 30% above the reference price ($34.76). The merger currently is expected to close late in the first quarter or early in the second quarter of 2026, subject to customary closing conditions, including the approval of both Sonida and CHP shareholders.
______________________________________
1 Please see “Definitions” on page 9 of this release for the definitions of Same-Store Portfolio, RevPAR, and RevPOR.
2 Please see pages 9-11 of this release for reconciliations of non-GAAP financial measures.

SONIDA SENIOR LIVING, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
THREE MONTHS ENDED SEPTEMBER 30, 2025
(in thousands)

Results of Operations
Three months ended September 30, 2025 as compared to three months ended September 30, 2024
Revenues
Resident revenue for the three months ended September 30, 2025 was $84.6 million as compared to $67.0 million for the three months ended September 30, 2024, representing an increase of $17.6 million, or 26.3%. The increase in revenue was primarily due to increased average rent rates, increased occupancy, and 19 additional operating communities acquired in 2024 and 2025.
Expenses
Operating expenses for the three months ended September 30, 2025 were $65.1 million as compared to $50.5 million for the three months ended September 30, 2024, representing an increase of $14.6 million, or 28.9%. The increase was attributable to an increase of $11.0 million in operating expenses related to the 19 additional communities acquired during 2024 and 2025, and an increase of $3.6 million in operating expenses related to the remaining owned communities, driven by $2.1 million increases in labor, $0.8 million in casualty gain, and $0.7 million increases in other operating expenses.
General and administrative expenses for the three months ended September 30, 2025 were $10.5 million as compared to $9.7 million for the three months ended September 30, 2024, representing an increase of $0.8 million. The increase was primarily a result of an increase in labor and employee-related expenses of $1.2 million to support the Company’s growth initiatives, offset by a decrease of $0.2 million for legal and professional fees and $0.2 million in other expenses.
Transaction, transition and restructuring costs were $6.2 million and $2.1 million for the three months ended September 30, 2025 and 2024, respectively. The costs include legal, audit, banking and other costs to support the Company’s recent debt, restructuring, investments by the Company, and the CHP transaction.
During the three months ended September 30, 2025, the Company recorded non-cash impairment charges of $4.7 million to property and equipment, net, to adjust the carrying value of a community classified as held for sale to its estimated fair value, less estimated disposal costs.
Interest expense for the three months ended September 30, 2025 was $9.9 million as compared to $9.8 million for the three months ended September 30, 2024, representing an increase of $0.1 million, which was primarily due to the incremental borrowings associated with the Company's recent community acquisitions, partially offset by a decrease in the Company’s SOFR-based variable rate debt.
Other expense for the three months ended September 30, 2025 increased $1.7 million over the three months ended September 30, 2024, primarily due to $1.5 million of costs related to the Company’s recent acquisitions, $0.3 million of debt restructuring and other expenses related to our Ally loan modification, and $0.2 million in other expense. Partially offsetting these expenses was $0.3 million in other income for recognized gross employee retention credits received from Coronavirus Aid, Relief, and Economic Security Act funding for businesses that had certain employee costs and were affected by the coronavirus pandemic.
As a result of the foregoing factors, the Company reported net loss attributable to Sonida shareholders of $26.9 million and $13.8 million for the three months ended September 30, 2025 and September 30, 2024, respectively.

Liquidity and Capital Resources
Credit Facility
During 2024, the Company entered into a credit agreement with BMO Bank, N.A. and Royal Bank of Canada for a senior secured revolving credit facility (the “Credit Facility”). The Credit Facility has a borrowing capacity of up to $150.0 million, a term of three years, a leverage-based pricing matrix ranging between SOFR plus 2.10% margin and SOFR plus 2.60% margin and is fully recourse to Sonida and its applicable subsidiaries. The borrowing base by which borrowing availability under the Credit Facility is generally based upon the value of the senior living communities that secure the Company’s obligations under the Credit Facility. As of September 30, 2025, $86.1 million of borrowings were outstanding under the Credit Facility at a weighted average interest rate of 6.9%, which was secured by 14 of the Company’s senior living communities. As of September 30, 2025, the Company had availability of $40.9 million under the Credit Facility.
Cash Flows
The table below presents a summary of the Company’s net cash provided by (used in) operating, investing, and financing activities (in thousands):

	Nine Months Ended September 30,
	2025	2024	Change
Net cash provided by operating activities	$24,764	$1,355	$23,409
Net cash used in investing activities	(61,973)	(154,126)	92,153
Net cash provided by financing activities	34,042	178,809	(144,767)
Increase (decrease) in cash and cash equivalents	$(3,167)	$26,038	$(29,205)
In addition to $17.0 million of unrestricted cash as of September 30, 2025, our future liquidity will depend in part upon our operating performance, which will be affected by prevailing economic conditions, and financial, business and other factors, some of which are beyond our control. Principal sources of liquidity are expected to be cash flows from operations, proceeds from equity offerings, including sales of common stock under our ATM Sales Agreement (as defined below), borrowings under our Credit Facility, proceeds from debt, proceeds from debt refinancings or loan modifications, and proceeds from the sale of owned assets. During 2024, the Company entered into the At-the-Market Issuance Sales Agreement (the “ATM Sales Agreement”), whereby the Company may sell, at its option and subject to market conditions, shares of its common stock up to an aggregate offering price of $75.0 million. These transactions are expected to provide additional financial flexibility to us and increase our liquidity position.
The Company, from time to time, considers and evaluates financial and capital raising transactions related to its portfolio, including debt financing and refinancings, purchases and sales of assets, equity offerings, and other transactions. There can be no assurance that the Company will continue to generate cash flows at or above current levels, or that the Company will be able to obtain the capital necessary to meet the Company’s short- and long-term capital requirements.
Recent changes in the current economic environment, and other future changes, could result in decreases in the fair value of assets, slowing of transactions, and the tightening of liquidity and credit markets. These impacts could make securing debt or refinancings for the Company or prospective buyers of the Company’s properties more difficult or on terms not acceptable to the Company. The Company’s actual liquidity and capital funding requirements depend on numerous factors, including its operating results, its capital expenditures for community investment, and general economic conditions, as well as other factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025.
Conference Call Information
The Company will host a conference call with senior management to discuss the Company’s financial results for the three months ended September 30, 2025 on Monday November 10, 2025, at 11:00 a.m. Eastern Time. To participate, dial 800-715-9871, passcode 4619110. A link to the simultaneous webcast of the teleconference will be available at: https://events.q4inc.com/attendee/913982830. The webcast will be available for replay for 12 months.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay for 7 days following such call. To access the conference call replay, call 800-770-2030, passcode 4619110. A transcript of the call will be posted to the Investor Relations section of the Company’s website.
About the Company
Dallas-based Sonida Senior Living, Inc. is a leading owner, operator and investor in independent living, assisted living and memory care communities and services for senior adults. The Company provides compassionate, resident-centric services and care as well as engaging programming at our senior housing communities. As of September 30, 2025, the Company owned, managed or invested in 97 senior housing communities in 20 states with an aggregate capacity of approximately 10,250 residents, including 84 owned senior housing communities (including four owned through joint venture investments in consolidated entities and four owned through a joint venture investment in an unconsolidated entity) and 13 communities that the Company managed on behalf of a third-party.

Safe Harbor
This release contains forward-looking statements, which are subject to certain risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under “Item. 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2025, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the SEC on November 10, 2025 and also include the following: the Company’s ability to generate sufficient cash flows from operations, proceeds from equity issuances and debt financings, and proceeds from the sale of assets to satisfy its short- and long-term debt obligations and to fund the Company’s acquisitions and capital improvement projects to expand, redevelop, and/or reposition its senior living communities; elevated market interest rates that increase the cost of certain of our debt obligations; increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in immigration or overtime laws; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the possibility that the expected benefits and the Company’s projections related to such acquisitions may not materialize as expected; risks related to the pending CHP acquisition, including failure to consummate or realize the anticipated benefits from the pending CHP acquisition; the risk of oversupply and increased competition in the markets which the Company operates; the Company’s ability to improve and maintain internal controls over financial reporting and remediate the identified material weakness discussed in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; changes in reimbursement rates, methods or timing of payment under government reimbursement programs, including Medicaid; risks associated with current global economic conditions and general economic factors such as elevated labor costs due to shortages of medical and non-medical staff, competition in the labor market, increased costs of salaries, wages and benefits, and immigration laws, the consumer price index, commodity costs, fuel and other energy costs, supply chain disruptions, increased insurance costs, tariffs, elevated interest rates and tax rates; the impact from or the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis; the Company’s ability to maintain the security and functionality of its information systems, to prevent a cybersecurity attack or breach, and to comply with applicable privacy and consumer protection laws, including HIPAA; and changes in accounting principles and interpretations.
For information about Sonida Senior Living, visit www.sonidaseniorliving.com or connect with the Company on Facebook, X or LinkedIn.
Investor Relations Contact
Jason Finkelstein
Ignition IR
ir@sonidaliving.com

Sonida Senior Living, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Resident revenue	$84,597	$66,951	$245,697	$190,796
Management fees	1,146	1,151	3,341	2,465
Managed community reimbursement revenue	12,295	6,648	34,448	19,134
Total revenues	98,038	74,750	283,486	212,395
Expenses:
Operating expense	65,148	50,492	186,982	142,790
General and administrative expense	10,529	9,695	28,730	25,220
Transaction, transition and restructuring costs	6,174	2,098	7,245	2,962
Depreciation and amortization expense	14,627	10,729	41,959	30,731
Impairment of assets held for sale	4,733	—	4,733	—
Managed community reimbursement expense	12,295	6,648	34,448	19,134
Total expenses	113,506	79,662	304,097	220,837
Other income (expense):
Interest income	394	853	1,622	1,379
Interest expense	(9,910)	(9,839)	(28,627)	(27,394)
Gain on extinguishment of debt, net	—	—	—	38,148
Loss from equity method investment	(374)	(146)	(1,087)	(181)
Other income (expense), net	(1,902)	(153)	6,611	(379)
Income (loss) before provision for income taxes	(27,260)	(14,197)	(42,092)	3,131
Provision for income taxes	(88)	(68)	(254)	(193)
Net income (loss)	(27,348)	(14,265)	(42,346)	2,938
Less: Net loss attributable to noncontrolling interests	437	507	1,343	507
Net income (loss) attributable to Sonida shareholders	(26,911)	(13,758)	(41,003)	3,445

Dividends on Series A convertible preferred stock	(1,410)	(1,409)	(4,228)	(1,409)
Undeclared dividends on Series A convertible preferred stock	—	—	—	(2,707)
Net loss attributable to common shareholders	$(28,321)	$(15,167)	$(45,231)	$(671)

Weighted average common shares outstanding — basic	18,103	15,456	18,081	12,787
Weighted average common shares outstanding — diluted	18,103	15,456	18,081	12,787

Basic net loss per common share	$(1.56)	$(0.98)	$(2.50)	$(0.05)
Diluted net loss per common share	$(1.56)	$(0.98)	$(2.50)	$(0.05)

Sonida Senior Living, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	September 30, 2025	December 31, 2024
	(unaudited)
Assets:
Current assets
Cash and cash equivalents	$16,961	$16,992
Restricted cash	18,959	22,095
Accounts receivable, net of allowance for credit losses of $9.1 million and $7.9 million, respectively	19,747	18,965
Prepaid expenses and other assets	7,460	4,634
Assets held for sale	9,374	—
Derivative assets	42	1,403
Total current assets	72,543	64,089
Property and equipment, net	747,877	739,884
Investment in unconsolidated entity	9,269	10,943
Intangible assets, net	22,449	24,526
Other assets, net	2,683	2,479
Total assets	$854,821	$841,921
Liabilities:
Current liabilities
Accounts payable	$6,129	$9,031
Accrued expenses	55,258	45,024
Current portion of debt, net of deferred loan costs	21,009	15,486
Deferred income	7,124	5,361
Federal and state income taxes payable	216	243
Liabilities held for sale	13,584	—
Other current liabilities	527	470
Total current liabilities	103,847	75,615
Long-term debt, net of deferred loan costs	663,408	635,904
Other long-term liabilities	1,158	793
Total liabilities	768,413	712,312
Commitments and contingencies
Redeemable preferred stock:
Series A convertible preferred stock, $0.01 par value; 41 shares authorized, 41 shares issued and outstanding as of September 30, 2025 and December 31, 2024	51,249	51,249
Equity:
Sonida’s shareholders’ equity (deficit):
Preferred stock, $0.01 par value:
Authorized shares - 15,000 as of September 30, 2025 and December 31, 2024; none issued or outstanding, except Series A convertible preferred stock as noted above	—	—
Common stock, $0.01 par value:
Authorized shares - 30,000 as of September 30, 2025 and December 31, 2024; 18,798 and 18,992 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	188	190
Additional paid-in capital	490,811	491,819
Retained deficit	(461,227)	(420,224)
Total Sonida shareholders’ equity	29,772	71,785
Noncontrolling interest:	5,387	6,575
Total equity	35,159	78,360
Total liabilities, redeemable preferred stock and equity	$854,821	$841,921

Sonida Senior Living, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(42,346)	$2,938
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	41,959	30,731
Amortization of deferred loan costs	1,228	1,129
Gain on sale of assets, net	—	(192)
Impairment of assets held for sale	4,733	—
Loss on derivative instruments, net	995	3,285
Gain on extinguishment of debt, net	—	(38,148)
Loss from equity method investment	1,087	181
Provision for credit losses	2,267	1,510
Non-cash stock-based compensation expense	3,623	3,194
Other non-cash items	301	(5)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,049)	(6,170)
Prepaid expenses	3,398	(290)
Other assets, net	308	—
Accounts payable and accrued expenses	8,588	2,945
Federal and state income taxes payable	(27)	(54)
Deferred income	1,834	253
Customer deposits	(135)	48
Net cash provided by operating activities	24,764	1,355
Cash flows from investing activities:
Investments in unconsolidated entities	—	(22,409)
Return of investment in unconsolidated entity	589	10,360
Acquisition of new communities	(38,189)	(22,311)
Acquisition deposit	—	(102,461)
Capital expenditures	(24,373)	(17,936)
Proceeds from sale of assets	—	631
Net cash used in investing activities	(61,973)	(154,126)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	—	190,517
Proceeds from notes payable	18,081	36,906
Repayments of notes payable	(4,270)	(50,004)
Proceeds from credit facility	35,550	8,705
Repayment of credit facility	(9,500)	(8,705)
Capital contributions from noncontrolling investors in joint ventures	287	7,664
Distributions to noncontrolling investors in joint ventures	(132)	—
Purchase of derivative assets	(129)	(1,943)
Dividends paid on Series A convertible preferred stock	(4,228)	(1,409)
Deferred loan costs paid	(1,211)	(2,508)
Other financing costs	(406)	(414)
Net cash provided by financing activities	34,042	178,809
Increase (decrease) in cash and cash equivalents and restricted cash	(3,167)	26,038
Cash, cash equivalents, and restricted cash at beginning of period	39,087	17,750
Cash, cash equivalents, and restricted cash at end of period	$35,920	$43,788

DEFINITIONS

RevPAR, or average monthly revenue per available unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.
RevPOR, or average monthly revenue per occupied unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.
Same-Store Community Portfolio is defined by the Company as communities that are consolidated, wholly or partially owned, and operational for the full year in each year beginning as of January 1st of the prior year. Consolidated communities excluded from the same-store community portfolio include the Acquisition Community Portfolio, the Repositioning Portfolio, and certain communities that have experienced a casualty event that has significantly impacted their operations.
Acquisition Community Portfolio is defined by the Company as communities that are wholly or partially owned, acquired in the current year or prior comparison year, and are not operational in both comparison years. An operational community is defined as a community that has maintained its certificate of occupancy and has made at least 80% of its wholly owned or partially owned units available for five consecutive quarters.
Repositioning Portfolio is defined by the Company as communities that are wholly or partially owned, and have undergone or are undergoing strategic repositioning as a result of significant changes in the business model, care offerings, and/or capital re-investment plans, that in each case, have disrupted, or are expected to disrupt, normal course operations. These communities will be included in the Same-Store Community Portfolio once operating under normal course operating structures for the full year in each year beginning as of January 1st of the prior year.

NON-GAAP FINANCIAL MEASURES

This earnings release contains the financial measures (1) Net Operating Income, (2) Net Operating Income Margin, (3) Adjusted EBITDA, and (4) Same-store amounts for these metrics, each of which is not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or revenue. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP, which are included below.

The Company believes that presentation of Net Operating Income and Net Operating Income Margin as performance measures is useful to investors because such measures are some of the metrics used by the Company’s management to evaluate the performance of the Company’s owned portfolio of communities, to review the Company’s comparable historic and prospective core operating performance of the Company’s owned communities, and to make day-to-day operating decisions. The Company also believes that the presentation of such non-GAAP financial measures and Adjusted EBITDA is useful to investors because such measures provide an assessment of operational factors that management can impact in the short-term, primarily revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods.

Net Operating Income and Net Operating Income Margin have material limitations as performance measures, including the exclusion of general and administrative expenses that are necessary to operate the Company and oversee its communities. Furthermore, such non-GAAP financial measures and Adjusted EBITDA exclude (i) interest that is necessary to operate the Company’s business under its current financing and capital structure, and (ii) depreciation, amortization, and impairment charges that may represent the wear and tear and/or reduction in value of the Company’s communities and other assets and may be indicative of future needs for capital expenditures. The Company may also incur income/expense similar to those for which adjustments may be made and such income/expense may significantly affect the Company’s operating results.

Net Operating Income and Net Operating Income Margin (Unaudited)
Net Operating Income and Net Operating Income Margin are non-GAAP performance measures that the Company defines as net income (loss) excluding: general and administrative expenses (inclusive of stock-based compensation expense), interest income, interest expense, other income (expense), provision for income taxes, management fees, and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include depreciation and amortization expense, transaction, transition and restructuring costs, impairment of assets held for sale, gain on extinguishment of debt, loss from equity method investment, casualty loss, non-recurring settlement fees, non-income tax, and non-property tax. Net Operating Income Margin is calculated by dividing Net Operating Income by resident revenue. The Company presents these non-GAAP measures on a consolidated community and same-store community basis.
The following table presents a reconciliation of the Non-GAAP Financial Measures of Net Operating Income and Net Operating Income Margin, in each case, on a consolidated community and same-store community basis to the most directly comparable GAAP financial measure of net income (loss) for the periods indicated:

(Dollars in thousands)	Three Months Ended September 30,		Three Months Ended June 30,
	2025	2024	2025
Same-store community net operating income (1)
Net loss	$(27,348)	$(14,265)	$(1,973)
General and administrative expense	10,529	9,695	9,729
Transaction, transition and restructuring costs	6,174	2,098	461
Depreciation and amortization expense	14,627	10,729	13,646
Impairment of assets held for sale	4,733	—	—
Interest income	(394)	(853)	(986)
Interest expense	9,910	9,839	9,271
Loss from equity method investment	374	146	383
Other (income) expense, net	1,902	153	(9,063)
Provision for income taxes	88	68	91
Management fees	(1,146)	(1,151)	(1,134)
Other operating expenses (2)	1,315	630	811
Consolidated community net operating income	20,764	17,089	21,236
Net operating income for non same-store communities (1)	(4,677)	(1,410)	(4,522)
Same-store community net operating income	16,087	15,679	16,714
Resident revenue	84,597	66,951	81,845
Resident revenue for non same-store communities (1)	25,669	11,046	23,321
Same-store community resident revenue	$58,928	$55,905	$58,524
Same-store community net operating income margin	27.3%	28.0%	28.6%
(1) Q3 2025 excludes 3 and 16 senior living consolidated communities acquired by the Company in 2025 and 2024, respectively and the six Repositioning communities. Q3 2024 excludes 6 senior living consolidated communities acquired by the Company in 2024 and the 6 Repositioning communities. Q2 2025 excludes 2 and 16 senior living consolidated communities acquired by the Company in 2025 and 2024, respectively (including one unoccupied community acquired on December 31, 2024), and the 6 Repositioning communities.
(2) Includes casualty loss, non-recurring settlement fees, non-income tax and non-property tax.

ADJUSTED EBITDA (UNAUDITED)

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: depreciation and amortization expense, interest income, interest expense, other expense/income, provision for income taxes; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include stock-based compensation expense, provision for credit losses, impairment of assets held for sale, casualty losses, and transaction, transition and restructuring costs.

The following table presents a reconciliation of the Non-GAAP Financial Measures of Adjusted EBITDA to the most directly comparable GAAP financial measure of net income (loss) for the periods indicated:

(In thousands)	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2025	2024	2025	2025	2024
Adjusted EBITDA
Net income (loss)	$(27,348)	$(14,265)	$(1,973)	$(42,346)	$2,938
Depreciation and amortization expense	14,627	10,729	13,646	41,959	30,731
Stock-based compensation expense	1,424	1,408	1,226	3,623	3,194
Provision for credit losses	827	629	745	2,267	1,510
Interest income	(394)	(853)	(986)	(1,622)	(1,379)
Interest expense	9,910	9,839	9,271	28,627	27,394
Impairment of assets held for sale	4,733	—	—	4,733	—
Gain on extinguishment of debt, net	—	—	—	—	(38,148)
Other (income) expense, net	1,902	153	(9,063)	(6,611)	379
Provision for income taxes	88	68	91	254	193
Casualty losses (1)	1,216	267	697	2,688	1,122
Transaction, transition and restructuring costs (2)	6,174	2,098	439	7,245	2,962
Adjusted EBITDA	$13,159	$10,073	$14,093	$40,817	$30,896
(1) Casualty losses relate to non-recurring insured claims for unexpected events.
(2) Transaction, transition and restructuring costs relate to legal and professional fees incurred for transactions, restructuring projects, or related projects, including the CHP transaction.